Exhibit 99.4

CONSENT OF GOLDMAN SACHS & CO. LLC

February 14, 2019

Board of Directors
L3 Technologies, Inc.
600 Third Ave
New York, NY 10016

Re:     Amendment No. 1 to the Registration Statement on Form S-4 of Harris Corporation (File No. 333-228829), filed February 14, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 12, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Harris Corporation (“Harris”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of L3 Technologies, Inc. (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of October 12, 2018, by and among Harris, Leopard Merger Sub Inc., a wholly owned subsidiary of Harris, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of L3’s Financial Advisor,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the L3 Board of Directors; L3’s Reasons for the Merger,” “The Merger—Opinion of L3’s Financial Advisor,” “The Merger—Harris Unaudited Financial Projections” and “The Merger—L3 Unaudited Financial Projections” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ Goldman Sachs & Co. LLC
GOLDMAN SACHS & CO. LLC